Filed pursuant to Rule 433
Dated February 28, 2024
Issuer Free Writing Prospectus supplementing the
Preliminary Prospectus Supplement
dated February 28, 2024 and the
Prospectus dated June 9, 2023
Registration No. 333-272538

Tyson Foods, Inc.
Final Term Sheet

$600,000,000 5.400% Senior Notes due 2029

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$600,000,000
Trade Date:	February 28, 2024
Settlement Date:	March 8, 2024 (T + 7)**
Final Maturity:	March 15, 2029
Interest Payment Dates:	Semi-annually, on March 15 and September 15
First Interest Payment Date:	September 15, 2024
Pricing Benchmark:	4.00% due January, 2029
UST Spot (Price/Yield):	98-23+ / 4.287%
Spread to Benchmark:	T+115 bps
Yield to Maturity:	5.437%
Coupon:	5.400%
Public Offering Price:	99.838%
Day Count:	30/360
Make Whole Call:	T + 20 bps
Par call:	On or after 1 month prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Rabo Securities USA, Inc. RBC Capital Markets, LLC J.P. Morgan Securities LLC
Senior Co-managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC
Co-managers:
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Regions Securities LLC
Comerica Securities, Inc.
Siebert Williams Shank & Co., LLC

CUSIP:	902494 BL6
ISIN:	US902494BL61
Exchange Listing:	None

$900,000,000 5.700% Senior Notes due 2034

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$900,000,000
Trade Date:	February 28, 2024
Settlement Date:	March 8, 2024 (T + 7)**
Final Maturity:	March 15, 2034
Interest Payment Dates:	Semi-annually, on March 15 and September 15
First Interest Payment Date:	September 15, 2024
Pricing Benchmark:	4.00% due February, 2034
UST Spot (Price/Yield):	97-25+ / 4.274%
Spread to Benchmark:	T+145 bps
Yield to Maturity:	5.724%
Coupon:	5.700%
Public Offering Price:	99.817%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 3 months prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	BofA Securities, Inc. Morgan Stanley & Co. LLC Rabo Securities USA, Inc. RBC Capital Markets, LLC J.P. Morgan Securities LLC
Senior Co-managers:	Barclays Capital Inc. Goldman Sachs & Co. LLC
Co-managers:
Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Regions Securities LLC
Comerica Securities, Inc.
Siebert Williams Shank & Co., LLC

CUSIP:	902494 BM4
ISIN:	US902494BM45
Exchange Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

(*)
An explanation of the significance of ratings may be obtained from the rating agencies.  Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

(**)
Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the succeeding four business days will be required, by virtue of the fact that the notes initially will settle T + 7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the succeeding four business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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